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                                                                     EXHIBIT 5.1


                               Opinion Re Legality


                                                              February 26, 1999

Thermwood Corporation
Old Buffaloville Road
P.O. Box 436
Dale, Indiana 47523

         Re:  Thermwood Corporation -- Registration Statement on Form S-4

Ladies and Gentlemen:

         I have acted as your counsel in connection with the preparation and filing of the above-referenced Registration Statement on Form S-4 (Registration No. 333-70073), as amended by Amendment No. 1 thereto (the "Registration Statement"), pursuant to the Securities Act of 1933 (the "Act"), in respect of the 12% Subordinated debentures due 2014 (the "Debentures"), to be offered in exchange for up to 750,000 shares of your outstanding common stock, no par value (the "Shares"). The Debentures will be issued pursuant to an indenture (the "Indenture"), to be dated as of the effective date of the Registration Statement, between Thermwood Corporation (the "Company") and American Stock Transfer and Trust Company, as trustee.

         I have participated in the Registration Statement and have reviewed originals or copies certified or otherwise identified to my satisfaction of such documents and records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and I have made such investigations of law, as I have deemed appropriate as a basis for the opinions expressed below.

         Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is my opinion that when the Debentures, in the form filed as an exhibit to the Registration Statement, have been duly executed and authenticated in accordance with the Indenture, and duly issue and delivered by the Company in exchange for up to 750,000 Shares pursuant to the terms of the Exchange Agreement in the
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form filed as an exhibit to the Registration Statement, the Debentures will be legal, valid, binding and enforceable obligations of the Company, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general principles of equity.

         The foregoing opinion is limited to the law of the State of New York.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading "Legal Matters" in the Prospectus included in the Registration Statement. In giving such consent, I do not thereby admit that I am an "expert" within the meaning of the Act or the rules and regulations of the Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

                                            Very truly yours,

                                            /S/Barry Feiner
                                            Barry Feiner, Esq.